FOR IMMEDIATE RELEASE

Contacts: Stacey Sullivan, Media Relations Marie Perry, Investor Relations

(800) 775-7290 (972) 770-1276

BRINKER INTERNATIONAL BOARD DECLARES COMMON DIVIDEND AND
SHARE REPURCHASE AUTHORIZATION

DALLAS (Nov. 10, 2010) -Today, the Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.14 per share on the common stock of the company. The dividend will be paid on December 30, 2010 to shareholders of record as of December 10, 2010.

Brinker's Board also authorized an additional $325 million in share repurchases.

Brinker International remains committed to returning capital to shareholders through the payment of quarterly dividends and ongoing share repurchases.

Brinker currently owns, operates, or franchises 1,555 restaurants under the names Chili's® Grill & Bar (1,510 restaurants) and Maggiano's Little Italy® (45 restaurants), and holds a minority investment in Romano's Macaroni Grill®.

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